H. F. AHMANSON & COMPANY
        EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS


      Executive       Date of Agreement   Term (months)

Charles R. Rinehart         2/ 6/96             36
Bruce G. Willison           4/16/96             36
Kevin M. Twomey             2/ 6/96             36
Madeleine A. Kleiner        2/ 6/96             36
Anne-Drue Anderson          2/ 6/96             36
E. Nancy Markle             2/ 6/96             36
George Miranda              2/ 6/96             24